                                                                    Exhibit 4(i)
                                 [Face of Note]
--------------------------------------------------------------------------------

                                                         CUSIP/CINS
                                                                   -------------

                    8 3/8% Senior Subordinated Notes due 2012

No.                                                               $
   -----                                                           -------------

                             PRIME HOSPITALITY CORP.

promises to pay to CEDE & CO.
                   ----------
or registered assigns,

the principal sum of
                    ------------------------------------------------------------
Dollars on May 1, 2012.

Interest Payment Dates:  May 1 and November 1

Record Dates:  April 15 and October 15

Dated:  April 29, 2002

                                         PRIME HOSPITALITY CORP.


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK MINNESOTA, NA,
 as Trustee

By:
   ---------------------------------
         Authorized Signatory

--------------------------------------------------------------------------------

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

                                 [Back of Note]

                    8 3/8% Senior Subordinated Notes due 2012

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

         Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

                    (1) INTEREST. Prime Hospitality Corp., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 8 3/8% per annum from April 29, 2002 until maturity and shall pay the Liquidated Damages, if any, payable pursuant to the Registration Rights Agreement referred to below. The Company will pay interest and Liquidated Damages, if any, semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 1, 2002. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

                    (2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in
         Section 2.12 of the Indenture with respect to defaulted interest. Principal of and premium, interest and Liquidated Damages, if any, on the notes will be payable at the office or agency of Prime maintained for such purpose or, at the option of Prime, payment of interest and Liquidated Damages may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments with respect to notes the holders of which have given wire transfer instructions to Prime will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof.

                    (3) PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank Minnesota, NA, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

                    (4) INDENTURE. The Company issued the Notes under an Indenture dated as of April 29, 2002 (the "Indenture") between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust

         Indenture Act of 1939, as amended (15 U.S. Code ss.ss. 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company.

               (5) Optional Redemption.

         (a) Except as set forth in subparagraph (b) of this Paragraph 5, the Company will not have the option to redeem the Notes prior to May 1, 2007. Thereafter, the Company will have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

        Year                                                Percentage
        ----                                                ----------
        2007 ............................................... 104.188%
        2008 ............................................... 102.792%
        2009 ............................................... 101.396%
        2010 and thereafter ................................ 100.000%

         (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to May 1, 2005, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of a Public Equity Offering at a redemption price equal to 108.375% of the aggregate principal amount thereof; provided that at least 65% in aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

               (6) Mandatory Redemption.

         The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

               (7) Repurchase at Option of Holder.

                    (a) If there is a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

                    (b) If the Company or a Subsidiary consummates any Asset Sales and the aggregate amount of Excess Proceeds exceeds $25 million, the Company will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes) and other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and other pari passu Indebtedness to be purchased in accordance with Section 3.02 of the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

                    (8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

                    (9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

                    (10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

                    (11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to release a Guarantor in accordance with the Indenture.

                    (12) DEFAULTS AND REMEDIES. Each of the following is an "Event of Default": (1) the Company defaults for 30 days in the payment when due of interest on the Notes whether or not prohibited by the subordination provisions of the Indenture; (2) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Assets Sale Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (3) failure by the Company or any Restricted Subsidiary to comply with the Indenture
         Section 4.15 (other than a failure to make a payment to purchase Notes pursuant thereto, which failure shall be an Event of Default pursuant to clause (2) above), 4.10 (other than a failure to make a payment to purchase Notes pursuant thereto, which failure shall be an Event of Default pursuant to clause (2) above), 4.07, 4.09 and 5.01, which failure continues for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee from Holders of at least 25% in principal amount of the Notes then outstanding; (4) failure by the Company or any Guarantor for 60 days in the performance of any other covenant, warranty or agreement in the Indenture or the Notes after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee from Holders of at least 25% in principal amount of the Notes then outstanding; (5) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of Non-Recourse Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of the lesser of (A) 10% of the total assets of the Company and its Restricted Subsidiaries measured as of the end of the Company's most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such default occurred, determined on a pro forma basis and (B) $100 million, and such failure continues for a period of 10 days or more, or the acceleration of the final stated maturity of any such Non-Recourse Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration); (6) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary of the Company and such failure continues for a period of 10 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 10-day period described above has passed, aggregates $20.0 million or more at any time; (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments rendered against them (other than judgment liens without recourse to any assets or property of the Company or any of its Restricted Subsidiaries other than assets or property securing Non-Recourse Indebtedness) aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 90 days (other than any judgments as to which a reputable insurance company has accepted full liability); (8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (or its successors or assigns), or any Person acting on behalf of such Guarantor (or its successors or assigns), shall deny or disaffirm its obligations or shall fail to comply with any obligations under its Subsidiary Guarantee; (9) the Company, any Guarantor or any of the Company's Subsidiaries that would constitute a Significant Subsidiary or any group of the Company's Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property;
         (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing its inability to pay its debts as they become due; and (10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief in an involuntary case against the Company, any Guarantor or any Subsidiary that is a Significant Subsidiary of the Company or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company; (B) appoints a Custodian of the Company, any Guarantor or any Subsidiary that is a Significant Subsidiary of the Company or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, or for all or substantially all of the property of the Company, any Guarantor or any Subsidiary that is a Significant Subsidiary of the Company, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company; or (C) orders the liquidation of the Company, any Guarantor or any Subsidiary that is a Significant Subsidiary of the Company or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, and the order or decree remains unstayed and in effect for 60 consecutive days.

                    (13) SUBORDINATION. Payment of principal, interest and premium and Liquidated Damages, if any, on the Notes is subordinated to the prior payment of Senior Debt on the terms provided in the Indenture.

                    (14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

                    (15) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

                    (16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

                    (17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                    (18) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of April 29, 2002, between the Company and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, between the Company and the other parties thereto, relating to rights given by the Company to the purchasers of any Additional Notes (collectively, the "Registration Rights Agreement").

                    (19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

         The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Prime Hospitality Corp.
700 Route 46 East
Fairfield, New Jersey  07004
Attention:  Joseph Bernadino

                                 ASSIGNMENT FORM

         To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
                                             -----------------------------------
                                                (Insert assignee's legal name)

--------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. no.)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)

and irrevocably appoint
                       ---------------------------------------------------------
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
     ------------------
                              Your Signature:
                                             -----------------------------------
                                (Sign exactly as your name appears on the face
                                                 of this Note)

Signature Guarantee*:
                     ---------------------

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

                       OPTION OF HOLDER TO ELECT PURCHASE

         If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

              -Section 4.10                 -Section 4.15

         If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

                                $
                                 --------------
Date:
     ------------------

                              Your Signature:
                                             -----------------------------------
                                (Sign exactly as your name appears on the face
                                                 of this Note)

                              Tax Identification No.:
                                                     ---------------------------

Signature Guarantee*:
                     ---------------------

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

              SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

         The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:



                                                                  Principal Amount
                        Amount of              Amount of         of this Global Note       Signature of
                       decrease in            increase in          following such       authorized officer
                     Principal Amount       Principal Amount          decrease             of Trustee or
Date of Exchange    of this Global Note    of this Global Note      (or increase)            Custodian
----------------    -------------------    -------------------      -------------            ---------








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